Filed pursuant to Rule-433
Registration Statement No. 333-140456
Dated November 19, 2007

Enhanced Outperformance Notes Linked to a basket of High International Demand Stocks and a basket of Low International Demand Stocks

November 19, 2007
Amended Final Terms

Issuer:	Eksportfinans ASA

High Demand Basket:	Weighted basket of 46 common stocks. The number of shares of each common stock in the basket will be computed and fixed on the Trade Date so that the total value of the shares in the basket as of the Trade Date is equal to the Initial High Demand Basket Level.

Low Demand Basket:	Weighted basket of 50 common stocks. The number of shares of each common stock in the basket will be computed and fixed on the Trade Date so that the total value of the shares in the basket as of the Trade Date is equal to the Initial Low Demand Basket Level.

First Tranche Issue price:	$1000 per $1000 Face Amount

Second Tranche Issue price:	$1012.75 per $1000 Face Amount

First Tranche Offering:	$14,953,000

Second Tranche Offering:	$2,225,000

Proceeds to Issuer on First Tranche:	$997.50 per note

Proceeds to Issuer on Second Tranche:	$1,010.25 per note

Face amount:	Each Note will have a face amount of $1,000 per note; USD 17,178,000 in the aggregate for all the offered notes.

Trade date of First Tranche:	November 14, 2007

Trade date of Second Tranche:	November 19, 2007

Original Issue Date (Settlement Date):	November 21, 2007

Determination Date:	November 16, 2009, unless postponed for up to five business days due to a market disruption event or non-trading days

Stated Maturity Date:	November 23, 2009, unless postponed due to a market disruption event or non-business days

Enhancement Multiplier:	Two

Outperformance Cap:	16.00%

Maximum Return:	32.00%

Initial High Demand Basket Level:	126.40

Final High Demand Basket Level:	The sum of the product of (i) the Number of Shares for each stock in the High Demand Basket and (ii) the Final Stock Price (subject to anti-dilution adjustments) of that stock in the High Demand Basket

Initial Low Demand Basket Level:	98.60

Final Low Demand Basket Level:	The sum of the product of (i) the Number of Shares for each stock in the Low Demand Basket and (ii) the Final Stock Price (subject to anti-dilution adjustments) of that stock in the Low Demand Basket

Final Stock Price:	The official closing stock price on the Determination Date

High Demand Basket Performance:	The Final High Demand Basket Level divided by the Initial High Demand Basket Level expressed as a percentage

Low Demand Basket Performance:	The Final Low Demand Basket Level divided by the Initial Low Demand Basket Level expressed as a percentage

Outperformance:	If the High Demand Basket Performance is greater than or equal to the Low Demand Basket Performance, the High Demand Basket Performance minus the Low Demand Basket Performance

Underperformance:	If the Low Demand Basket Performance is greater than the High Demand Basket Performance, the Low Demand Basket Performance minus the High Demand Basket Performance

Payment Amount at Maturity (as a percentage of Face Amount):	On the Stated Maturity Date, an amount will be paid in respect of each note in cash equal to:

If the High Demand Basket Performance is greater than or equal to the Low Demand Basket Performance, 100% plus the lesser of:

(a) the Maximum Return, and

(b) the Outperformance multiplied by the Enhancement Multiplier

If the High Demand Basket Performance is less than the Low Demand Basket Performance, 100% minus the lesser of:

(a) the Underperformance, and

(b) 100%

If the High Demand Basket Performance is less than the Low Demand Basket Performance, the Payment Amount will be less than the Face Amount and may be zero.

No interest:	The notes will not bear interest

Reorganization Events:	For each High Demand Basket Stock and Low Demand Basket Stock issuer that is subject to events such as a merger, consolidation or other combination, all or part of its outstanding stock is exchanged for cash or other property (collectively the “merger amount”), then that merger amount will either replace (in the event that all of its outstanding stock is exchanged) or become a part of (in the event that only part of its outstanding stock is exchanged) the relevant High Demand Basket Stock or Low Demand Basket Stock for purposes of determining the Final High Demand Basket Level or Final Low Demand Basket Level, as the case may be. This replacement will only take place if the effective date of the reorganization event occurs after the Trade Date and prior to the Determination Date.

No listing:	The notes will not be listed on any securities exchange or interdealer market quotation system

Calculation agent:	Goldman, Sachs & Co.

Disclaimers
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-471-2526.